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                                                                EXHIBIT 10.8

                           ALLEGIANT BANCORP, INC.
                               SHAUN R. HAYES
                        EXECUTIVE RETENTION AGREEMENT


         This Executive Retention Agreement (this "Agreement") has been entered into as of the 1st day of January, 2002, by and between Allegiant Bancorp, Inc., a Missouri corporation (the "Company"), and SHAUN R. HAYES, an individual ("Executive").

                                  RECITALS

         The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management and to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) with respect to the Company. The Board desires to provide for the continued employment of the Executive, and the Executive is willing to commit to continue to serve the Company. Additionally, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a termination of employment after a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

                          IT IS AGREED AS FOLLOWS:

SECTION 1:        DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

                           1.1(a) "ANNUAL BASE SALARY" shall mean the rate
                  of base salary (excluding benefits, bonuses, incentive compensation or other forms of compensation or benefits) at which Executive is being paid as of a particular date.

                           1.1(b) "BOARD" means the Board of Directors of
                  the Company.

                           1.1(c) "CHANGE IN CONTROL" means:

                                  (i) The acquisition by any individual,
                  entity or group, or a Person of ownership of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or
                  (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); or

                                  (ii) Individuals who, as of the date
                  hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of the definition of "Incumbent

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                  Board," any individual becoming a director subsequent to
                  the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule l4a-11 of Regulation l4A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                                  (iii) Approval by the shareholders of the
                  Company (and subsequent consummation) of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (a) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                                  (iv) Approval by the shareholders of the
                  Company (and consummation) of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their

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                  ownership, immediately prior to such sale or other
                  disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
                  (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

                           1.1(d) "CHANGE IN CONTROL DATE" shall mean the
                  date of the Change in Control; provided, however, that the Change in Control Date shall mean the date immediately prior to the date the Executive's employment with the Company was terminated by the Company if (i) Executive's employment with the Company was terminated by the Company prior to the occurrence of a Change in Control, and (ii) Executive's employment (either in fact or as reasonably demonstrated by Executive) was terminated either at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise occurred in connection with or anticipation of a Change in Control.

                           1.1(e) "CODE" shall mean the Internal Revenue
                  Code of 1986, as amended.

                           1.1(f) "COMPANY" means Allegiant Bancorp, Inc., a
                  Missouri corporation.

                           1.1(g) "EFFECTIVE DATE" shall mean January 1,
                  2002.

                           1.1(h) "EXCHANGE ACT" means the Securities
                  Exchange Act of 1934, as amended.

                           1.1(i) "PERSON" means any "person" within the
                  meaning of Sections 13(d) and 14(d) of the Exchange Act.

                           1.1(j) "TERM" means the period that begins on the
                  Effective Date and ends on the earlier of: (i) January 1, 2005, or (ii) the date Executive's employment terminates.


                  1.2 GENDER AND NUMBER. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

                  1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of the Agreement.

                  1.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

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SECTION 2:        EMPLOYMENT; EMPLOYMENT TERMINATION.

                  2.1 EMPLOYMENT. Executive is employed by the Company on an at will basis for no definite term. Either the Company or Executive may terminate Executive's employment at any time with or without Cause or reason by giving notice to the other party. The Executive's employment shall terminate automatically upon the Executive's death.

                  2.2 TERMINATION OF EMPLOYMENT PRIOR TO A CHANGE OF CONTROL. Upon termination of Executive's employment with the Company prior to a Change in Control, whether employment is terminated by the Company, by Executive, or otherwise, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except to the extent provided for under Section 3 or otherwise under this Agreement; provided, however, that Executive shall have all rights under this Agreement as if a Change in Control occurred on the date immediately before the date Executive's employment with the Company was terminated by the Company if (i) Executive's employment with the Company was terminated by the Company prior to the occurrence of a Change in Control, and (ii) Executive's employment (either in fact or as reasonably demonstrated by Executive) was terminated either at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise occurred in connection with or anticipation of a Change in Control.

                  2.3 TERMINATION OF EMPLOYMENT AFTER A CHANGE IN CONTROL. After a Change in Control, the following provisions shall apply.

                           2.3(a) DEATH. The Executive's employment shall
                  terminate automatically upon the Executive's death.

                           2.3(b) DISABILITY. If the Company determines in
                  good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 6.1 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis (with reasonable accommodation) for a period of one hundred eighty (180) consecutive business days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such medical or psychiatric examinations and tests as such physician deems necessary to make any such Disability determination.

                           2.3(c) TERMINATION FOR CAUSE. The Company may
                  terminate the Executive's employment after a Change in Control for "Cause," which shall mean termination based upon: (i) the Executive's willful and continued failure to substantially perform Executive's duties with the Company (other than as a result of Disability), after a demand for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed Executive's duties, (ii) the Executive's commission of an act in connection with Executive's employment constituting a criminal offense involving moral turpitude, dishonesty, or breach of trust, (iii) Executive has engaged in any conduct which would preclude Executive from employment with the Company or any of its subsidiary banks or


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                  corporations, or the Executive is disqualified or
                  precluded from being employed by or providing any services to the Company or any of its subsidiary banks or corporations by reason of any federal or state banking law or regulation or any order or written request of any regulatory agency which has jurisdiction over Company or any of its subsidiaries, or (iv) the Executive's material breach of any provision of this Agreement. For purposes of this Section, no act, or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) Executive receives a Notice of Termination (as defined in Section 2.4) from the Company,
                  (ii) Executive is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.

                           2.3(d) GOOD REASON. After a Change In Control,
                  the Executive may voluntarily terminate Executive's employment with the Company for "Good Reason," which shall mean termination based upon:

                                  (i) Any action by the Company which
                           results in a material diminution in the duties or responsibilities held by Executive as of the Change in Control Date, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and any actions which are a necessary incident of a merger or consolidation (e.g., the elimination or consolidation of a position) provided the Executive is assigned duties and responsibilities of an executive nature in lieu thereof;

                                  (ii) The Company's reduction in the Annual
                           Base Salary at which the Executive was paid as of the Change in Control Date;

                                  (iii) (a) the failure by the Company to
                           continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive was entitled as of the Change in Control Date, (b) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any such plan or benefit, or deprive the Executive of any material fringe benefit enjoyed by the Executive as of the Change in Control Date, or (c) the failure by the Company to provide the Executive with the number of paid vacation days which the Executive was entitled to receive on an annual basis as of the Change in Control Date;

                                  (iv) The Company's requiring the Executive
                           to be regularly based at any office or location outside the greater metropolitan St. Louis area; or

                                  (v) A material breach by the Company of
                           any provision of this Agreement.

                  For purposes of this Section any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                           2.3(e) TERMINATION WITHOUT CAUSE AFTER A CHANGE
                  IN CONTROL. After a Change in Control, the Company and Executive shall continue to have the right to terminate

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                  Executive's employment without Cause and for any or no
                  reason, and nothing in this Agreement shall be construed as limiting the Company's or Executive's right to terminate Executive's employment at any time without Cause and for any or no reason.


                  2.4 NOTICE OF TERMINATION. Any termination of the Executive's employment with the Company (other than for death) by the Company or by the Executive, shall be communicated by Notice of Termination to the other party, given in accordance with Section 6.1. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice, except as otherwise provided for in Section 2.3(b)). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  2.5 DATE OF TERMINATION. "Date of Termination" means the effective date of termination of Executive's employment with the Company, determined as follows: (i) if after a Change of Control the Executive's employment is terminated after a Change of Control by the Company for Cause, or by the Executive for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if after a Change of Control the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if after a Change of Control the Executive's employment is terminated by the Company other than for Cause, death, or Disability, or by the Executive without Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination, or (iv) if the Executive's employment is terminated by the Company or Executive prior to a Change in Control other than for Executive's death or disability, the Date of Termination shall be the date of receipt of the Notice of Termination; provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the reason for the termination, solely for the purpose of determining the timing of any payment calculated from the Date of Termination the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

SECTION 3:        CERTAIN BENEFITS UPON TERMINATION.

                  3.1 TERMINATION OF EMPLOYMENT PRIOR TO A CHANGE IN CONTROL. If, prior to a Change in Control: (i) the Company shall terminate the Executive's employment, or (ii) the Executive shall terminate employment with the Company, and such termination is not due to Executive's death or Disability, then:

                           3.1(a) "Accrued Obligations": Within 30 days
                  after the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base
                                                               -----------
                  Salary through the Date of Termination to the extent not
                  ------
                  previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay; in each case to the extent not previously paid.

                           3.1(b) "Other Benefits": To the extent not
                  previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any

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                  other amounts or benefits required to be paid or provided
                  for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families during the ninety
                  (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families; to the extent permissible under the terms of the applicable plan and applicable law.

                           3.1(c) "Severance Amount": Company may, at its
                  option, waive the provisions of Section 4.1 hereof, in which event, Executive shall not be entitled to any amount in addition to that described in 3.1(a) and 3.1 (b). If Employer elects not to waive the provisions of Section 4.1, within thirty (30) days after the Date of Termination and subject to satisfaction of the provisions of Section 3.9, Company shall begin paying to Executive twelve (12) monthly installments which together equal the Employee's Annual Base Salary. Payments shall be made in accordance
                  ------------------
                  with the payroll practice of Company but no less frequently than once a month. Executive's right to receive the Severance Amount under this Section 3.1(c) is conditioned on Executive's compliance with Section 4.1

                  3.2 BENEFITS UPON TERMINATION OF EMPLOYMENT AFTER A CHANGE IN CONTROL WITHOUT CAUSE OR FOR GOOD REASON. If a Change in Control occurs while Executive is employed by the Company, and within three (3) years after a Change in Control: (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, then upon satisfaction of the conditions set forth in Section 3.9 below (with respect to the payments specified in Section 3.2 (b)) the Executive shall be entitled to the benefits provided below:

                           3.2(a) "Accrued Obligations": Within thirty (30)
                  days after the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay; in each case to the extent not previously paid.

                           3.2(b) "Severance Amount": Within thirty (30)
                  days after the Date of Termination and satisfaction of the provisions of Section 3.9, Company shall pay to Employee a lump sum cash amount or monthly installments, as Employee chooses, equal to the product of 2.99 times the Employee's Highest Annual Compensation. For purposes of this subparagraph, "Highest Annual Compensation" shall mean the highest total annual compensation (salary and incentive) paid by the Company to the Employee in any one of the three most recent completed calendar years preceding the Date of Termination. If Employee chooses to receive this payment in a lump sum, this amount shall be paid within 30 days after the effective date of involuntary termination or Diminution of Status. If Employee chooses to receive this payment in a series of equal monthly installments over a one and one-half year period, payments shall be made in accordance with the payroll practice of Company but no less frequently than once a month.

                           3.2(c) "Stock Options": To the extent not
                  otherwise provided for under the terms of the Company's stock option plan or the Executive's stock option agreements (if any), all such stock options shall become fully exercisable as of the Date of Termination and, except for "incentive stock options" within the meaning of Code Section 422 granted

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                  prior to the date hereof, shall remain fully exercisable
                  for six months following the Date of Termination.

                           3.2(d) "Health Insurance": For the period of
                  three (3) years commencing on the Date of Termination, the Company shall provide, at its expense, to the Executive and Executive's eligible family members full coverage under the Company's Health Insurance Plan (or its full equivalent) and the Company's Dental Insurance Plan (or its full equivalent).

                           3.2(e) "Other Benefits": To the extent not
                  previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally after the Effective Date to other peer executives of the Company and their families; to the extent permissible under the terms of the applicable plan and applicable law.

                  3.3 DEATH; DISABILITY. If the Executive's employment is terminated by reason of the Executive's death (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 3.1(a)) (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination); (ii) and the timely payment or provision of Other Benefits (as defined in Section 3.1(b)), including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company.

                           If the Executive's employment is terminated by
reason of the Executive's Disability (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 3.1(a)) (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits (as defined in Section 3.1(b)) including disability benefits pursuant to the terms of any plan, policy or arrangement of the Company.

                  3.4 TERMINATION AFTER A CHANGE OF CONTROL FOR CAUSE; OTHER THAN GOOD REASON. If the Executive's employment shall be terminated for Cause subsequent to a Change in Control, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Executive's Accrued Obligations (as defined in Section 3.1(a)). If the Executive terminates employment with the Company other than for Good Reason and subsequent to a Change of Control, if the Executive terminates employment with the Company for Good Reason more than three (3) years after a Change of Control, or if the Company terminates the Executive without Cause more than three (3) years after a Change of Control, this Agreement shall terminate without further obligations to the Executive, other than for the payment of Accrued Obligations (as defined in Section 3.1(a)) and the timely payment or provision of Other Benefits (as defined in
Section 3.1(b)). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

                  3.5 CERTAIN ADDITIONAL PAYMENTS BY COMPANY.

                           3.5(a) Anything in this Agreement to the contrary
                  notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any


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                  successor or affiliate to or for the benefit of Executive
                  (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, determined with regard to accelerated vesting of stock options and other forms of compensation on account of a change of control as defined in the Code or as the result of any provision in this Agreement, but determined without regard to any additional payments required under this section) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Employee's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

                           3.5(b) Subject to the provisions of subsection
                  3.5(c), all determinations required to be made under this section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP ("the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this section, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection 3.5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

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

                           3.5(c) Executive shall notify the Company in
                  writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                  (i) give the Company any information
                           reasonably requested by the Company relating to such claim;

                                  (ii) take such action in connection with
                           contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                  (iii) cooperate with the Company in good
                           faith in order effectively to contest such claim;
                           and
                                  (iv) permit the Company to participate in
                           any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           3.5(d) If, after the receipt by Executive of an
                  amount advanced by the Company pursuant to subsection 3.5(c), Executive becomes entitled to receive any refund with

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

                  respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection 3.5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection 3.5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  3.6 NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's entitlement to accrued benefits under any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                  3.7 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

                  3.8 RESOLUTION OF DISPUTES. If after a Change in Control there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause or Disability, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to this Agreement as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

                  3.9 CONDITIONS TO PAYMENTS. To be eligible to receive (and continue to receive) and retain the payments and benefits described in
Section 3.1(c) or 3.2 (b), Executive must execute and deliver to the Company an agreement, in form and substance satisfactory to the Company, effectively releasing and giving up all claims Executive may have against the Company or any of its subsidiaries or affiliates (and each of their respective employees, officers, plans or agents) arising out of any facts or conduct occurring prior to that date. The agreement will be prepared by the Company and provided to Executive at the time Executive's employment is terminated or as soon as administratively practicable thereafter. The agreement will require Executive to consult with Company representatives, and voluntarily appear as a witness for trial or deposition (and to prepare for any such testimony) in connection with, any claim which may be asserted by or against the Company, or any business matter concerning the Company or any of its transactions or operations.

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SECTION 4:        NON-COMPETITION. The provisions of this Section 4 and any
related provisions survive termination of this Agreement and/or Executive's employment with the Company.

                  4.1 NON-COMPETE AGREEMENT.

                           4.1(a) It is agreed that during the period
                  beginning (i) in the case where a Change of Control has occurred, on the Change in Control Date, and (ii) in all other cases, on the date the Executive's employment with the Company terminates and ending one (1) year thereafter, the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner, manager, member or director of any business enterprise in substantial direct competition (as defined in Section 4.1(b)) with the Company.

                           4.1(b) For purposes of Section 4.1, a business
                  enterprise shall be considered in substantial direct competition, if such entity competes with the Company in any business in which the Company or any of its direct or indirect subsidiaries is engaged and is within the Company's market area (as defined herein) as of the date the Executive's Company employment terminates. The Company's market area is defined for this purpose, as the greater metropolitan St. Louis area, including without limitation the City of St. Louis and the Counties of St. Louis, St. Charles, and Jefferson, in Missouri and the Counties of Madison and St. Clair in Illinois.

                           4.1(c) The above constraint shall not prevent the
                  Executive from making passive investments, not to exceed five percent (5%), in any enterprise.

                  4.2 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies or direct or indirect subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use, or communicate or divulge, any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  4.3 REMEDIES. In addition to any other remedies available to the Company at law or in equity, the Executive's failure to comply with the provisions of this Section 4 shall give the Company the right (in addition to all other remedies the Company may have) to terminate any benefits or compensation to which the Executive may be otherwise entitled following termination of his employment hereunder. The Executive represents that due to his education and qualifications and the significant consideration which he will receive pursuant to this Agreement, his ability to earn a livelihood would not be impaired if Company is granted equitable relief to enforce the obligations set forth in Section 4 of this Agreement. The parties acknowledge that any breach of this Section 4 by Executive will cause irreparable harm to the Company. As a consequence, the parties agree that if the Executive fails to abide by the terms of Section 4 of this Agreement, the Company will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by such breach, and to any and all other remedies provided by equity or applicable law.

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SECTION 5:        SUCCESSORS.

                  5.1 SUCCESSORS OF EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  5.2 SUCCESSORS OF COMPANY. This Agreement is freely assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement at Executive's option on or after the Change in Control Date for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 6:        MISCELLANEOUS.

                  6.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                                  Notice to Executive:
                                  --------------------

                                  Shaun R. Hayes
                                  34 Glen Eagles Drive
                                  St. Louis, MO 63124

                                  Notice to Company:
                                  ------------------

                                  Allegiant Bancorp, Inc.
                                  7801 Forsyth Blvd.
                                  St. Louis, MO 63105
                                  Attn: Chairman

                  6.2 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of Section 4, or any part thereof, is held to be unenforceable, the court making such determination shall have the power to modify such provisions so that the restriction imposed thereby is no greater than what would otherwise be permissible under the applicable law.

                  6.3 WITHHOLDING; ATTORNEYS FEES. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. If any lawsuit is filed to declare this Agreement invalid in whole or in part, or to enforce any party's rights or obligations under this Agreement, then the party to this Agreement who prevails in such litigation with respect to any such issue (other than by reason of a

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

settlement) shall be entitled to recover from the other party to this Agreement all court costs, litigation expenses and reasonable attorney's fees incurred by that prevailing party in defending against and/or prosecuting that issue (as the case may be).

                  6.4 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3.2(ii), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  6.5 ENTIRE AGREEMENT; NO AMENDMENT. This Agreement contains the entire agreement between the parties respecting the subject matter hereof and supersedes all prior oral or written communications and agreements between the parties relating to employment or payments in the event employment terminates. Neither this Agreement, nor any of its terms, may be changed, added to, amended, waived or varied except in a writing signed by Executive and the Company.

                  6.6 TERMINATION. This Agreement terminates on January 1, 2005 or the date Executive's employment with the Company terminates, whichever first occurs. Termination does not affect accrued rights or obligations (including but not limited to payment obligations under Section
3), or (if applicable) the provisions of Section 4 or any related provisions.

         IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


Date: February 28, 2002             /s/ Shaun R. Hayes
                                    ----------------------------------------
                                    Shaun R. Hayes


                                    ALLEGIANT BANCORP, INC.



                                    By /s/ Jeffrey S. Schatz
                                       -------------------------------------
                                    Name: Jeffrey S. Schatz
                                         -----------------------------------
Date: February 28, 2002             Title: Executive Vice President and
                                           Chief Operations Officer
                                          ----------------------------------




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